List of Subsidiaries

Exhibit 21.1 List of Subsidiaries

TDT Development, Inc. has two wholly owned subsidiaries, Terre di Toscana, Inc, a Florida corporation, incorporated on November 10, 1999; and Terres Toscanes, Inc., a Quebec, Canada corporation, incorporated on October 18, 2000.